Exhibit 23.3
Laurence Sookochoff, P. Eng

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated December 16, 2007, titled "Geological Evaluation Report on the Golden Prince Lode Mining Claim, in a Prospectus to the Registration Statement on Form S-1 to be filed by Blue Gem Enterprise with the United States Securities and Exchange Commission.

Laurence Sookochoff

Dated the 14th day of August, 2008